[Date]

[Name]
[Address]

Dear [First Name],

On behalf of the Board of Directors (“Board”) of Callidus Software Inc. (“Company”), I am very pleased to offer you a seat on the Company’s Board. This offer is contingent upon satisfactory completion of, among other things, a background check including review of your completed D&O questionnaire and appointment upon affirmative vote of the Board.

Assuming the Company completes its satisfactory review prior to the Board’s next scheduled meeting, your appointment will become effective on [Date] (“Start Date”). Unless otherwise determined by the Board at the time of your appointment, it is anticipated that you will be designated a Class [I/II/III] director with a term of office running through the Company’s annual meeting of stockholders in [Year] at which time you will have the opportunity to stand for election for a standard three year term.

Each director who is not an officer or employee of the Company (each, an “Outside Director”) is paid a calendar quarter retainer of $7,500. [The [chairman of the board] [lead independent director] is paid an additional quarterly amount of $7,500.] Members of the [Audit Committee are paid an additional quarterly amount of $2,500] [Compensation Committee are paid an additional quarterly amount of $2,000] [Nominating and Corporate Governance Committee are paid an additional quarterly amount of $1,500]. [The chairman of the [Audit Committee is paid an additional quarterly amount of $5,000] [Compensation Committee is paid an additional quarterly amount of $3,750] [Audit Committee is paid an additional quarterly amount of $2,000].]

Additionally, the Board has established a stock incentive plan under which each Outside Director automatically receives, on the date of his/her appointment to the Board, a restricted stock unit award with a grant date value of $125,000 vested in full on the first anniversary of the grant date. Thereafter, following each annual meeting of the stockholders of the Company, each Outside Director automatically receives a restricted stock unit award with a grant date value of $125,000 [and the chairman of the board automatically receives a restricted stock unit award with a grant date value of $60,000, each of] [and the lead independent director automatically receives a restricted stock unit award with a grant date value of $30,000, each of] which is vested completely on the first anniversary of the grant date.

All cash and equity awards for Outside Directors are subject to proration based on his/her Start Date and, if applicable, termination date.

On behalf of the Board, we very much look forward to your participation and involvement with the Company. Please signify your acceptance of this conditional offer by signing and dating this letter where indicated below and returning it to me at your earliest possible convenience.

Sincerely,

[Name]
[Title]

Accepted this ____ day of [Month, Year].

________________________________
[First Name, Last Name]